Exhibit 99.1

Atlantic Union Bank Announces Planned Retirement of Doug Woolley

RICHMOND, Va., June 3, 2026 — Atlantic Union Bank today announced that Doug Woolley, executive vice president and chief credit officer, plans to retire effective April 1, 2027. Woolley will continue to serve in his current role until the earlier of his successor’s appointment or the date of his retirement.

Woolley (68) has been with Atlantic Union Bank for more than 21 years and has served as chief credit officer since 2016. During his tenure, he has played an important role in maintaining the bank’s longstanding commitment to strong credit discipline, supporting its growth, and ensuring a consistent focus on sound risk management and credit quality. “Doug has been a valued member of our executive team and a trusted leader across Atlantic Union Bank,” said John C. Asbury, chief executive officer of Atlantic Union Bank. “Over the course of his career with the bank, he has helped build a strong credit culture and has provided steady leadership and sound judgment through periods of significant growth and change. We are grateful for his many contributions and wish him all the best upon his retirement.”

Atlantic Union Bank has engaged an executive search firm and initiated a nationwide search to identify a successor, including consideration of both internal and external candidates.

“It has been a privilege to be part of Atlantic Union Bank for more than two decades,” said Woolley. “I am proud of what we have accomplished together and grateful for the opportunity to work alongside such a talented group of teammates. I look forward to supporting a smooth transition in the months ahead.”

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (NYSE: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has branches and ATMs located in Virginia, Maryland, North Carolina and Washington D.C. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; AUB Investments, Inc., which provides investment services; and Atlantic Union Capital Markets, Inc., which provides capital market services.

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Contact:

Bill Cimino, Senior Vice President and Head of Investor Relations 804.448.0937

Beth Shivak, Senior Vice President and Head of Corporate Communications 804.327.5746